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                        1995 INCENTIVE AND NON-QUALIFIED
                             STOCK OPTION AGREEMENT


     Cryenco Sciences, Inc., a Delaware corporation (the "Company"), hereby grants to ___________ ("Optionee"), options to purchase a total of ___________ shares of Class A common stock ($.01 par value) of the Company ("Shares" or "Stock"), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Company's 1995 Incentive and Non-Qualified Stock Option Plan (the "Plan") incorporated herein by reference. Unless otherwise stated, the terms which are defined in the Plan shall have the same meanings when used herein.

1.   NATURE OF THE OPTION.

          This Option is a(n) __________ stock option.

2.   OPTION PRICE.

          The option price shall be $_____  for each Share (the "Option Price").

3.   EXERCISE OF OPTION.

          Subject to Section 6, 7 and 8 hereof, this Option shall be exercisable during its term as follows:

          (a)  RIGHT TO EXERCISE.

               i) This Option shall be exercisable, in whole or in part, during its term at any time commencing on or after __________, ____.

               ii)  This Option may be exercised for fractional Shares.

               iii) In the event the Optionee dies or becomes disabled (as determined by the Committee in its sole discretion) before __________, ____ and while an employee of the Company or its subsidiaries, or a consultant or advisor to the Company or its subsidiaries, or a director of the Company, this Option shall become exercisable.

          (b)  METHOD OF EXERCISE.

               This Option shall be exercisable by written notice which shall state the number of Shares, including fractional Shares, in respect of which this Option is being exercised, and which shall contain or be accompanied by such other representations and agreements as to the holder's investment

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               intent with respect of such Shares as may be required by the
               Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. Except as may otherwise be specified by the Committee, the written notice shall be accompanied by payment of the Option Price.

               No Shares will be issued pursuant to the exercise of this Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed.

          (c)  ADJUSTMENTS.

               In the event of any change in the Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase Stock at a price substantially below fair market value, or of any similar change affecting the Stock, the number and kind of shares subject to this Option and their purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Company may deem equitable to prevent substantial dilution or enlargement of the rights granted to the Optionee hereunder. Any adjustment so made shall be final and binding upon Optionee.

4.   OPTIONEE'S REPRESENTATIONS.

          In the event the Shares which may be purchased pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), at the time this Option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this Option, deliver to the Company a statement representing his intent to invest in the Company in such form as the Company in its sole discretion may provide.

5.   METHOD OF PAYMENT.

          Payment of the Exercise Price, shall be in either of the following forms, or a combination thereof, in the discretion of the Committee:

          (a)  Check; or

          (b)  Such other method as determined by the Committee.


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6.   RESTRICTIONS ON EXERCISE.

          This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

7.   DEATH OF OPTIONEE.

          Upon the death of Optionee while in the employ of the Company or its subsidiaries, while a director of the Company or its subsidiaries, or upon death of a consultant or advisor to the Company or its subsidiaries, this Option shall be exercisable by his or her Beneficiary for a period of one year from the date of such Optionee's death.

8.   TERMINATION OF EMPLOYMENT.

     Upon the termination of the Optionee's employment with the Company and its subsidiaries (or if the Optionee is a director, upon termination of the Optionee's term of office) for any reason other than death, this Option shall terminate concurrently with receipt by the Optionee of oral or written notice that his or her employment (or term of office) has been so terminated, PROVIDED, HOWEVER, that if this Option is exercisable on the date of termination, the Company shall have the right, but not the obligation, at its sole discretion, to provide the Optionee (or in the case of the Optionee's death subsequent to termination, the Optionee's Beneficiary) an additional period of up to three months from the date of the Optionee's termination to exercise this Option.

9.   NON-TRANSFERABILITY OF OPTION.

          This Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by the laws of descent and distribution and may be exercised during the lifetime of the Optionee only by him or her. The terms of this Option shall be binding upon the Beneficiary, executors, administrators, heirs and successors of the Optionee.

10.  TERM OF OPTION.

          The term of this Option shall be the period beginning __________, ____ and ending __________, ____. Notwithstanding anything else herein to the contrary, this Option may not be exercised after __________, ____, and may be exercised during its term only in accordance with the terms and provisions of the Plan and this Option.

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11.  ACKNOWLEDGMENT.

          The Optionee acknowledges receipt of a copy of the Plan. The Optionee represents that he or she has read the terms and provisions of the Plan and accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee and the Company upon any questions arising under the Plan.

12.  ENTIRE AGREEMENT.

          This Agreement, together with the exhibits attached hereto, represents the entire agreement between the parties.

13.  GOVERNING LAW.

          This Agreement shall be construed in accordance with the laws of Delaware.

14.  AMENDMENT.

          This Agreement may only be amended by a writing signed by each of the parties hereto.


DATE OF GRANT:                     CRYENCO SCIENCES, INC.



                                   By:
                                        -------------------------------
                                        Name:
                                        Title:



Agreed to as of the ____ day of __________, ____ .



                                        -------------------------------
                                                   "Optionee"

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